COMPANY CONTACT: Doug Atkinson Senior Manager – Finance & Investor Relations (281) 874-2700, (800) 777-2412	FOR IMMEDIATE RELEASE

Swift Energy Announces 2017 Capital Budget

Houston, TX – January 23, 2017 – Swift Energy Company (OTCQX: SWTF) (“Swift” or “the Company”) announced today its 2017 capital budget and expected production.

2017 Capital Program Overview

•	Capital budget of $85.0 – $95.0 million

•	Significant hedge program to support 2017 expenditures

•	Annual net production of approximately 47.5 – 49.5 Bcfe

•	Gas volumes to account for approximately 85% of production

•	Oro Grande well planned for 2Q17

Swift Energy’s net operational capital budget for 2017 is expected to be in the range of $85.0 - $95.0 million. The Company plans to run one rig in the Eagle Ford to complete twelve wells in 2017. Specifically, the Company expects to complete nine wells (not including 3 wells drilled and completed in late 2016) in its Fasken field in Webb County, drill and complete two wells on its AWP acreage in McMullen County, and drill and complete its first well in Oro Grande in LaSalle County. All drilling activities will target the Lower Eagle Ford. The Company expects to spud the Oro Grande appraisal well in the second quarter of 2017. The anticipated capital budget of $85.0 - $95.0 million is inclusive of the aforementioned completions as well as associated drilling activities, infrastructure, and other discretionary expenditures.

The Company expects production for 2017 to be 47.5 - 49.5 Bcfe with gas making up approximately 85% of total production. The 2017 capital budget is expected to be funded primarily through internally generated cash flows and, to a lesser extent, available borrowings on the credit facility. The Company maintains a disciplined hedge program to provide for predictable cash flows while still allowing for flexibility in capturing increases in prices. As of January 20, 2017, the Company had hedges in place for over 70% of expected natural gas and crude oil production at average weighted prices of $3.10 and $48.10, respectively.

Guidance	2017
	Low	High
Capital Budget ($MM)	85.0	95.0
Production (Bcfe)	47.5	49.5
%Natural Gas	84%	86%
LOE/Mcfe ($/Mcfe)	0.55	0.57
T&P/Mcfe ($/Mcfe)	0.36	0.38
G&A/Mcfe ($/Mcfe)	0.41	0.43
Production Taxes (as % of Revenue)	4.5%	5.5%

Interim Chief Executive Officer Bob Banks commented, “Swift’s 2017 work program and budget reflects the improved operating efficiencies we have achieved over the past year. We completed the divestiture of virtually all of our Louisiana non-core assets in 2016 in order to focus our resources on our core Eagle Ford operating areas and to test a new area in the play, Oro Grande, during the second quarter.”

Bob Banks commented further, “We recently priced a $40 million private placement of common stock, which was a major objective for the Company for early 2017. The Company now has approximately $160 million in available liquidity under our credit facility and an extensive hedge program in place to support our planned capital expenditures in 2017. We are well on our way to solidly positioning the Company for continued and focused growth into the future”.

In conjunction with the private equity raise, the Company committed to list all common shares on the NYSE within a defined near term time frame.The Company recently posted an updated corporate presentation, which can be found, along with its up-to-date hedging position, on the Investor Relations section of www.swiftenergy.com.

The Company’s updated corporate presentation includes the following financial information for the year ended December 31, 2016: average drilling cost per well of approximately $1.72 million, average completion cost per well (excluding tubing) of approximately $3.16 million, average completion cost per stage (excluding tubing) of $104.0, average drilling and completion cost per foot of $99.0, general and administrative expense per Mcfe of production, net, of approximately $0.59-$0.60, average South Texas lease operating expense per Mcfe of approximately $0.54-$0.55 and average South Texas transportation and processing expense per Mcfe of approximately $0.38-$0.39.

About Swift Energy Company
Swift Energy Company, founded in 1979 and headquartered in Houston, engages in developing, exploring, acquiring and operating oil and gas properties in the Eagle Ford trend of South Texas.

Forward-Looking Statements
This release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The opinions, forecasts, projections, or other statements other than statements of historical fact, are forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurances can be given that such expectations will prove to have been correct. Certain risks and uncertainties inherent in the company’s business are set forth in the filings of Swift Energy Company with the Securities and Exchange Commission.

Equivalent production based on energy equivalent of one barrel of oil to 6 Mcfe of natural gas.

2